                                                               Exhibit (h)(2)(c)

                                AMENDMENT TO THE
                            ADMINISTRATION AGREEMENT

     This Amendment dated as April 1, 2002, is entered into by the Forward Funds, Inc. (the "Fund") and PFPC Inc. (f/k/a First Data Investor Services Group, Inc.) ("PFPC").

     WHEREAS, the Fund and PFPC entered into an Administration Agreement dated as of April 1, 1998 (the "Agreement");

     WHEREAS, the Fund and PFPC wish to amend the Agreement;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     I. All references in the Agreement (including any Exhibits and Schedules thereto) to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

     II. Schedule A "List of Portfolios" to the Agreement is hereby deleted in full and replaced with the attached Schedule A.

     III. Schedule C "Fee Schedule" to the Agreement is hereby deleted in full and replaced with the attached Schedule C.

     IV. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                                         FORWARD FUNDS, INC.


                                         By: /s/ John McGowan
                                         ---------------------------------------
                                         Title: Treasurer


                                         PFPC INC.
                                         (f/k/a First Data Investor Services
                                         Group, Inc.)


                                         By: /s/  Kial J. Andrews
                                         ---------------------------------------
                                         Title: SVP

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                       Forward Garzarelli U.S. Equity Fund

                  Forward Hansberger International Growth Fund

                      Forward Hoover Small Cap Equity Fund

                   Forward Uniplan Real Estate Investment Fund

                                   SCHEDULE C

                                  FEE SCHEDULE

     For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Fund, on behalf of each Portfolio, will pay PFPC on the first business day of each month a fee for the previous month at the rates listed below.

I.   Regulatory and Fund Administration Fees:

Forward Garzarelli U.S. Equity, Forward Hansberger International Growth, and Forward Hoover Small Cay Equity Funds

Fund assets less than $500 million                      20 basis points
Fund assets $500 million to $1 billion                  17 basis points
Fund assets greater than $1 billion                     12.5 basis points

Forward Uniplan Real Estate Investment Fund

Fund assets                                             15 basis points

II.  Fund Accounting Fees:

                                                        Domestic   International
                                                        --------   -------------
Per Fund                                                $35,000    $55,000
Each additional class                                   $5,000     $5,000
Plus out of pockets

A. PFPC Fee Waiver of Fund Accounting Fees - Effective April 1, 2002 through March 31, 2003

1. For the following three Funds: Forward Garzarelli U.S. Equity, Forward Hansberger International Growth and Forward Uniplan Real Estate Investment, PFPC will waive its fees for Fund Accounting for the first two months (April, May 2002). Thereafter, PFPC will charge its Fund Accounting fees in increments of 10% per month, increasing by 10% each month, so that 100% of the Fund Accounting fee will be due in the twelfth month and each month thereafter, in accordance with the following schedule:

     April, 2002        0%     October, 2002     50%
     May, 2002          0%     November, 2000    60%
     June, 2002        10%     December, 2002    70%
     July, 2002        20%     January, 2003     80%
     August, 2002      30%     February, 2003    90%
     September, 2002   40%     March, 2003      100%

2. For each new portfolio, PFPC will waive its fees for Fund Accounting during the Fund's first two months of operations. Thereafter, PFPC will charge its Fund Accounting fees in increments of 10(degree)/D per month, increasing by 10% each month for the duration of the Fee Waiver period, in accordance with the following schedule:

     Month:              Month:
     ------              ------
          1    0%             7    50%
          2    0%             8    60%
          3   10%             9    70%
          4   20%            10    80%
          5   30%            11    90%
          6   40%            12   100%

3. All miscellaneous and out-of-pocket fees incurred on behalf of the Funds during this period will be billed as usual.

..    Early Termination Fee: Liquidation Fee: The Early Termination Fee shall be an amount equal to the lesser of (a) the previous month's fee multiplied by the number of months remaining on the Initial Term of the Agreement, or (b) the previous month's fee multiplied by twelve to reflect one year's fee. If a Liquidation (as such term is defined in Section 13.5 hereof) occurs during the first year of this Agreement, the Liquidation Fee shall be an amount equal to the fees paid to PFPC by the Fund under this Agreement for the previous month annualized to reflect one year's fee (the "Annual Fee"). If such Liquidation occurs during the second year of this Agreement, the Liquidation Fee shall equal two-thirds of the Annual Fee. If such Liquidation occurs during the third year of this Agreement, the Liquidation Fee shall equal one third of the Annual Fee.

..    PFPC shall be entitled to the following fee for the performance of any
     Special Regulatory Administration Services as described in Schedule B in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by PFPC and the Fund. Services and charges may vary based on volume.

..    PFPC shall be entitled to collect all miscellaneous and out-of-pocket fees described in Schedule D.